Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form S-3 of Boots & Coots, Inc. (formerly, “Boots & Coots International Well Control, Inc.”, referred to herein as the “Company”) of our report dated March 12, 2009, with respect to the consolidated financial statements of the Company and subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2008. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas
November 16, 2009